Exhibit 99.1	Press Release dated February 13, 2017

Tengasco Announces Results of Rights Offering

Greenwood Village, Colorado, February 13, 2017 -- Tengasco, Inc. (NYSE MKT: TGC) announced today the results of its rights offering to shareholders of record on November 21, 2016 ended Thursday, February 2, 2017.  A total of 12.2 million shares was offered, and a total of 4,498,698 shares was subscribed.  A total of approximately $2.7 million was raised.

The rights offering, described in an amended Registration Statement on Form S-1 deemed effective by the SEC on December 30, 2017 and Prospectus, granted to the holders of approximately 6.1 million outstanding shares of common stock a basic right to purchase two shares of common stock at $0.60 per new share for each share held.  An oversubscription privilege was offered whereby shareholders who fully exercised their basic rights could also subscribe for new shares that were offered but not purchased, also for $0.60 per share.

Of the total 4,498,698 shares subscribed, 4,100,125 shares will be issued pursuant to the basic rights exercised, and 398,573 will be issued pursuant to the oversubscription privilege. The Company’s largest shareholder, Dolphin Offshore Partners, L.P., and its affiliates, will be issued a portion of their basic rights exercised and none of their oversubscribed shares, pursuant to the offering’s limitation that no shareholder and affiliates in the aggregate could, as a result of the offering, own fifty percent or more of the Company’s outstanding stock following the offering.  All other subscribing shareholders will be issued all of the basic and the oversubscription shares for which they had subscribed. All of the Company’s directors and CEO fully exercised their basic rights and some directors oversubscribed as well.

Following this offering, the Company will have 10,601,685 shares outstanding.  Dolphin and affiliates will own approximately 49.9 percent of the outstanding stock.  It is anticipated that the Company’s subscription agent will begin the issuance of shares and return any unused funds on or about February 13, 2017.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of applicable securities laws.

Contact: Cary V. Sorensen, V.P., 720-420-4460